Exhibit 10.28

AGREEMENT

This Agreement (“Agreement”) is between Kindred Healthcare Operating, Inc. (the “Company”) and Stephen D. Farber (“Employee”).

Whereas, the Company desires to offset relocation and other costs incurred by Employee in connection with his relocation to Louisville, Kentucky.

In consideration of the premises and the mutual covenants contained herein, the following is agreed to by the Company and Employee:

1.	Incentive.

Subject to and in consideration of the terms and conditions of this Agreement, the Company will pay Employee a one-time payment of $250,000, less applicable state, federal and local statutory deductions (“Payment”), to be paid in one lump sum within 30 days of the Company’s receipt of Employee’s original signed Agreement.

2.	Reimbursement.

Employee agrees that if, on or before the April 30, 2017, the Employee resigns or otherwise voluntarily terminates his employment with the Company, except in the event of the death or disability of Employee, the full amount of the Payment shall immediately become due and payable and Employee shall reimburse the Company along with attorney’s fees and costs of collection, if any, without relief from valuation and appraisement laws (“Reimbursement”). This Agreement in no way alters or amends the “at-will” employment status of Employee.

3.	Payroll Deduction.

In the event that Employee must pay the Reimbursement, Employee authorizes the Company to deduct all or part of any amount owed by him to the Company from any paycheck(s) including bonus checks and his final paycheck, in accordance with state and federal law.  Any Reimbursement not reimbursed by deduction from Employee’s paycheck(s), shall remain the Employee’s obligation to reimburse the Company under the terms and conditions of this Agreement.

4.	Severability.

If any term or provision of this Agreement shall be found to be illegal or otherwise unenforceable or invalid, the provision shall not invalidate the whole of this Agreement, but such term or provision shall be deemed modified and enforced to the maximum extent possible.  The remaining provisions of this Agreement shall remain in full force and shall not be affected thereby by law.

5.	Non Assignability/Modification.

Employee may not assign his rights or obligations hereunder.  Neither this Agreement nor any provision may be changed, waived, discharged or terminated orally.

6.	Governing Law.

This Agreement shall be governed by the laws of the Commonwealth of Kentucky.

KINDRED HEALTHCARE OPERATING, INC.

/s/ Stephen D. Farber		By:	/s/ Benjamin A. Breier
Stephen D. Farber, Employee
		Title:	President and Chief Executive Officer

Date:	November 25, 2015	Date:	November 25, 2015

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